UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2013

ORGANOVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-35996

Delaware	27-1488943
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

6275 Nancy Ridge Dr.,

San Diego, California 92121

(Address of principal executive offices, including zip code)

(858) 550-9994

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 7, 2013, Organovo Holdings, Inc., a Delaware corporation (the “Company”), announced the closing of its previously announced underwritten public offering of 9,000,000 shares of its common stock, as well as 1,350,000 additional shares of its common stock pursuant to the full exercise of the over-allotment option granted to the underwriters (the “Offering”). Lazard Capital Markets LLC and Oppenheimer & Co. Inc. acted as joint book-runners for the Offering. JMP Securities LLC and Maxim Group LLC served as co-managers for the Offering.

The shares were sold at the public offering price of $4.50 per share and the Company estimates gross proceeds from the Offering will be approximately $46.6 million and net proceeds will be approximately $43.3 million, after deducting underwriting discounts and estimated offering expenses payable by the Company.

The Company issued a press release on August 7, 2013 announcing the closing of the Offering. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated August 7, 2013, titled “Organovo Holdings, Inc. Closes $46.6 Million Public Offering of Common Stock and Exercise of Over-Allotment Option”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGANOVO HOLDINGS, INC.

Date: August 7, 2013	/s/ Barry Michaels
Barry Michaels
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated August 7, 2013, titled “Organovo Holdings, Inc. Closes $46.6 Million Public Offering of Common Stock and Exercise of Over-Allotment Option”